CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Mangosoft, Inc.

We consent to the incorporation by reference in Registration Statement No. 333-50764 and 333-58412 of MangoSoft, Inc. on Form S-8 of our report dated March 30, 2007, appearing in this Annual Report on Form 10-KSB of MagoSoft, Inc. for the year ended December 31, 2006.

/s/ Stowe & Degon

Worcester, MA
February 1, 2008